Citigroup Global Markets Holdings Inc.	June 16, 2017 Medium-Term Senior Notes, Series N Pricing Supplement No. 2017–USNCH0568 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

3,680 Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due June 21, 2032

▪	The notes offered by this pricing supplement will pay a variable coupon at an annual rate that may be as high as the contingent rate of 5.50% per annum or as low as 0.00% per annum. The actual variable coupon rate for a given quarterly coupon payment date will depend on the levels of both 6-month U.S. Dollar LIBOR (the “underlying rate”) and the S&P 500® Index (the “underlying index”) on each elapsed day during the accrual period preceding that coupon payment date. Investors in the notes will therefore be subject to risks associated with both the underlying rate and the underlying index and may be negatively affected by adverse movements in either regardless of the performance of the other.

▪	The notes are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Investors in the notes must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlying rate:	6-month U.S. Dollar LIBOR
Underlying index:	S&P 500® Index
Aggregate stated principal amount:	$3,680,000
Stated principal amount:	$1,000 per note
Pricing date:	June 16, 2017
Issue date:	June 21, 2017
Maturity date:	June 21, 2032
Payment at maturity:	$1,000 per note plus the coupon payment due at maturity, if any
Variable quarterly coupon payments:

On each coupon payment date, you will receive a coupon payment at an annual rate equal to the variable coupon rate for that coupon payment date. The variable coupon rate for any coupon payment date will be determined as follows:

The variable quarterly coupon payment per note would then be equal to (i) $1,000 multiplied by the variable coupon rate per annum divided by (ii) 4.

If the number of accrual days in a given accrual period is less than the number of elapsed days in that accrual period, the variable coupon rate for the related coupon payment date will be less than the full contingent rate, and if there are no accrual days in a given accrual period, the applicable variable coupon rate will be 0.00% per annum.

Contingent rate:	5.50% per annum
Coupon payment dates:	The 21st day of each March, June, September and December, beginning on September 21, 2017
Accrual period:	For each coupon payment date, the period from and including the immediately preceding coupon payment date (or the issue date in the case of the first coupon payment date) to but excluding such coupon payment date
Accrual day:	An elapsed day on which the accrual condition is satisfied
Elapsed day:	Calendar day
Accrual condition:	The accrual condition will be satisfied on an elapsed day if, and only if, both (i) the underlying rate is within the underlying rate range on that elapsed day and (ii) the closing level of the underlying index is greater than or equal to the index accrual barrier level on that elapsed day. See “Additional Information” on the next page.
Underlying rate range:	0.00% to 5.00%, inclusive
Index accrual barrier level:	1,824.863, 75% of the closing level of the underlying index on the pricing date
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17324CJU1 / US17324CJU18
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000	$35	$965
Total:	$3,680,000	$128,800	$3,551,200

(1) On the date of this pricing supplement, the estimated value of the notes is $867.20 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $35 for each $1,000 note sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $35 for each $1,000 note they sell. Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the following documents, which can be accessed via the following hyperlinks:

Product Supplement No. IE-06-05 dated April 7, 2017

Underlying Supplement No. 6 dated April 7, 2017        Prospectus Supplement and Prospectus each dated April 7, 2017

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
3,680 Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due June 21, 2032

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect the amount of any variable quarterly coupon payment you receive. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” and “—Terms Related to an Underlying Rate,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Additional terms relating to the accrual condition. For purposes of determining whether the accrual condition is satisfied on any elapsed day, if the underlying rate or the closing level of the underlying index is not available for any reason on that day (including weekends and holidays), the underlying rate and/or the closing level of the underlying index, as applicable, will be assumed to be the same as on the immediately preceding elapsed day (subject to the discussion in the section “Description of the Notes—Terms Related to an Underlying Rate—Discontinuance of a U.S. Dollar LIBOR Rate” in the accompanying product supplement). In addition, for all elapsed days from and including the fourth-to-last scheduled trading day in an accrual period to and including the last elapsed day of that accrual period, the underlying rate and the closing level of the underlying index will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days.

Hypothetical Examples

The following table presents examples of hypothetical variable quarterly coupon payments based on the number of accrual days in a particular accrual period. For illustrative purposes only, the table assumes an accrual period that contains 90 elapsed days. Your actual quarterly coupon payments will depend on the actual number of elapsed days during the relevant accrual period and both the actual underlying rate and the actual closing level of the underlying index on each elapsed day. The applicable variable coupon rate for each accrual period will be determined on a per annum basis but will apply only to that accrual period.

Hypothetical Number of Accrual Days in Accrual Period*	Hypothetical Variable Coupon Rate (per Annum)**	Hypothetical Variable Quarterly Coupon Payment per Note***
0	0.00%	$0.00
1	0.06%	$0.15
10	0.61%	$1.53
15	0.92%	$2.29
20	1.22%	$3.06
25	1.53%	$3.82
30	1.83%	$4.58
35	2.14%	$5.35
40	2.44%	$6.11
45	2.75%	$6.88
50	3.06%	$7.64
55	3.36%	$8.40
60	3.67%	$9.17
65	3.97%	$9.93
70	4.28%	$10.69
75	4.58%	$11.46
80	4.89%	$12.22
85	5.19%	$12.99
90	5.50%	$13.75

* An accrual day is an elapsed day on which the accrual condition is satisfied (i.e., on which the underlying rate is within the underlying rate range and the closing level of the underlying index is greater than or equal to the index accrual barrier level)

** The hypothetical variable coupon rate per annum is equal to (i) the contingent rate of 5.50% per annum multiplied by (ii) (a) the hypothetical number of accrual days in the related accrual period divided by (b) 90

*** The hypothetical variable quarterly coupon payment per note is equal to (i) $1,000 multiplied by the hypothetical variable coupon rate per annum divided by (ii) 4

June 2017	PS-2

Citigroup Global Markets Holdings Inc.
3,680 Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due June 21, 2032

The following four examples illustrate the calculation of the variable coupon rate for a given accrual period based on different hypothetical underlying index levels and underlying rate values. For illustrative purposes only, the examples assume an accrual period that contains 90 elapsed days. Your actual variable quarterly coupon payments will depend on the actual number of elapsed days during the relevant accrual period and both the actual value of the underlying rate and the actual closing level of the underlying index on each elapsed day. The applicable variable coupon rate for each accrual period will be determined on a per annum basis but will apply only to that accrual period.

Example 1

The closing level of the underlying index is greater than the index accrual barrier level for each elapsed day during the entire accrual period and the underlying rate is within the underlying rate range for each elapsed day during the entire accrual period. Because the accrual condition is therefore satisfied for each elapsed day during the entire accrual period, the hypothetical variable coupon rate would be 5.50% per annum only for that accrual period.

Example 2

The closing level of the underlying index is less than the index accrual barrier level for each elapsed day during the entire accrual period and the underlying rate is within the underlying rate range for each elapsed day during the entire accrual period. Because the accrual condition is not satisfied on each elapsed day during the accrual period, the hypothetical variable coupon rate would be 0.00% per annum for that accrual period.

Example 3

The closing level of the underlying index is greater than the index accrual barrier level for each elapsed day during the entire accrual period but the underlying rate exceeds the underlying rate range for each elapsed day during the entire accrual period. Because the accrual condition is not satisfied on each elapsed day during the accrual period, the hypothetical variable coupon rate would be 0.00% per annum for that accrual period.

Example 4

The closing level of the underlying index is greater than the index accrual barrier level for 45 elapsed days during the hypothetical 90-day accrual period and the underlying rate is within the underlying rate range for each elapsed day during the entire accrual period. Because the accrual condition is only satisfied for half of the accrual period, the hypothetical variable coupon rate for that accrual period would equal 2.75% per annum.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with both the underlying rate and the underlying index. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	The notes offer a variable coupon rate and you may not receive any coupon payment on one or more coupon payment dates, which may extend for the entire term of the notes. Any variable coupon payment you receive will depend on the number of elapsed days during the preceding accrual period on which the accrual condition was satisfied. The accrual condition will be satisfied on a given elapsed day only if both (i) the underlying rate is within the underlying rate range on that elapsed day and (ii) the closing level of the underlying index is greater than or equal to the index accrual barrier level on that elapsed day. If, on any elapsed day during an accrual period, the accrual condition is not satisfied, the applicable variable coupon payment will be made at a rate that is less, and possibly significantly less, than the contingent rate. If, on each elapsed day during an accrual period, the accrual condition is not satisfied, no variable coupon payment will be paid on the related coupon payment date. Accordingly, there can be no assurance that you will receive a variable coupon payment on any coupon payment date or that any variable coupon payment you do receive will be calculated at the full contingent rate. Thus, the notes are not a suitable investment for investors who require regular fixed income payments, since the coupon payments are variable and may be zero.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in the notes, in real value terms, if you receive below-market or no variable coupon payments. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does

June 2017	PS-3

Citigroup Global Markets Holdings Inc.
3,680 Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due June 21, 2032

generate a positive real return. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	The higher potential yield offered by the notes is associated with greater risk that the notes will pay a low or no coupon on one or more coupon payment dates. The notes offer variable coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities that are guaranteed by Citigroup Inc. These risks include the risk that the variable coupon payments you receive, if any, will result in a yield on the notes that is lower, and perhaps significantly lower, than the yield on our conventional debt securities of the same maturity that are guaranteed by Citigroup Inc. The volatility of the underlying rate and the underlying index are important factors affecting this risk. Greater expected volatility of the underlying rate and/or the underlying index as of the pricing date may contribute to the higher yield potential, but would also represent a greater expected likelihood as of the pricing date that you will receive low or no coupon payments on the notes.

▪	The notes are subject to risks associated with both the underlying rate and the underlying index, and may be negatively affected by adverse movements in either regardless of the performance of the other. The amount of any variable coupon payments you receive will depend on the performance of both the underlying rate and the underlying index. It is impossible to predict whether the underlying rate and the underlying index will rise or fall or what their relationship will be. The scenario in which the notes pay the greatest coupon is that in which both the underlying rate remains consistently within the underlying rate range and the closing level of the underlying index remains consistently greater than or equal to the index accrual barrier level. In all other scenarios—(i) where the underlying rate remains consistently outside the underlying rate range, regardless of the level of the underlying index; or (ii) where the closing level of the underlying index remains consistently less than the index accrual barrier level, regardless of the underlying rate—the notes will pay little or no coupon.

▪	The notes may be riskier than notes with a shorter term. The notes have a 15-year term. By purchasing notes with a longer term, you are more exposed to fluctuations in market interest rates and equity markets than if you purchased notes with a shorter term. Specifically, you will be negatively affected if the underlying rate falls outside the underlying rate range or if the closing level of the underlying index falls below the index accrual barrier level. If either (i) the underlying rate is outside the underlying rate range or (ii) the closing level of the underlying index is less than the index accrual barrier level on each day during an entire accrual period, you will be holding a long-dated security that does not pay any coupon.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index and the underlying rate, the correlation between the underlying index and the underlying rate, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this

June 2017	PS-4

Citigroup Global Markets Holdings Inc.
3,680 Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due June 21, 2032

pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the level and volatility of the underlying index and the underlying rate and a number of other factors, including the dividend yields on the stocks that constitute the underlying index, interest rates generally, the positive or negative correlation between the underlying rate and the underlying index, the time remaining to maturity of the notes and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlying rate and/or the underlying index may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	Our offering of the notes is not a recommendation of the underlying rate or the underlying index. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying rate and the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying index or in instruments related to the underlying rate or the underlying index or the stocks that constitute the underlying index, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying rate and the underlying index. These and other activities of our affiliates may affect the underlying rate or the level of the underlying index in a way that has a negative impact on your interests as a holder of the notes.

▪	The underlying rate will be affected by a number of factors. The amount of your variable coupon payments will depend, in part, on the underlying rate. A number of factors can cause changes in the underlying rate, including, among other things: perceptions about future levels of the underlying rate, general economic conditions in the United States, prevailing market interest rates and the policies of the Federal Reserve Board regarding interest rates. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. For example, an increase by the Federal Reserve Board in the federal funds target rate has historically been associated with an increase in the underlying rate. However, you should also understand that the underlying rate is affected by factors other than the federal funds target rate, such that the underlying rate may increase outside of the underlying rate range, resulting in no coupon payments on the notes, even if the federal funds target rate remains at current low levels. Further, the above and other factors may also have a negative impact on the value of the notes generally.

▪	The underlying rate and the manner in which it is calculated may change in the future. The method by which the underlying rate is calculated may change in the future, as a result of governmental actions, actions by the publisher of the underlying rate or otherwise. We cannot predict whether the method by which the underlying rate is calculated will change or what the impact of any such change might be. Any such change could affect the underlying rate in a way that has a significant adverse effect on the notes.

June 2017	PS-5

Citigroup Global Markets Holdings Inc.
3,680 Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due June 21, 2032

▪	The level of the underlying index or the value of the underlying rate may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions directly in the stocks that constitute the underlying index and other financial instruments related to the underlying rate or the underlying index or such stocks and may adjust such positions during the term of the notes. Our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying rate or the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the underlying rate and/or the level of the underlying index in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as the discontinuance of the underlying rate or the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect any coupon payment you receive. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

▪	Adjustments to the underlying index may affect the value of your notes. S&P Dow Jones Indices LLC (the “underlying index publisher”) may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as a holder of the notes.

June 2017	PS-6

Citigroup Global Markets Holdings Inc.
3,680 Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due June 21, 2032

Information About the Underlying Rate

6-month U.S. Dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of six months, in marketable size, in the London interbank market.

For information about how 6-month U.S. Dollar LIBOR will be determined on each elapsed day, see “Description of the Notes—Terms Related to an Underlying Rate—Determining a U.S. Dollar LIBOR Rate” in the accompanying product supplement.

Historical Information

The underlying rate was 1.43267% on June 16, 2017. The graph below shows the underlying rate for each day it was available from January 2, 2007 to June 16, 2017. We obtained the values below from Bloomberg L.P., without independent verification. You should not take the historical performance of the underlying rate as an indication of future performance.

Historical 6-Month U.S. Dollar LIBOR January 2, 2007 to June 16, 2017

June 2017	PS-7

Citigroup Global Markets Holdings Inc.
3,680 Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due June 21, 2032

Information About the Underlying Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The underlying index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement. Please refer to the sections “Risk Factors” and “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the underlying index, including certain risks that are associated with an investment linked to the underlying index.

Historical Information

The closing level of the underlying index on June 16, 2017 was 2,433.15.

The graph below shows the closing level of the underlying index for each day such level was available from January 3, 2007 to June 16, 2017. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels of the underlying index as an indication of future performance.

S&P 500® Index — Historical Closing Levels January 3, 2007 to June 16, 2017

June 2017	PS-8

Citigroup Global Markets Holdings Inc.
3,680 Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due June 21, 2032

United States Federal Tax Considerations

In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes and except as stated otherwise the remaining discussion assumes this treatment is respected. Under this treatment, stated interest on the notes will be taxable to a U.S. Holder (as defined in the accompanying prospectus supplement) as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of tax accounting. Upon the sale or other taxable disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued interest, which will be treated as a payment of interest) and the holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally equal the purchase price paid to acquire the note. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the note for more than one year at the time of disposition. However, the Internal Revenue Service (the “IRS”) or a court might not agree with the treatment of the notes as variable rate debt instruments. If the notes are not treated as variable rate debt instruments, they will instead be treated as “contingent payment debt instruments.”

If the notes were treated as contingent payment debt instruments, (i) a U.S. Holder would be required to recognize interest income based on our “comparable yield” for a similar non-contingent debt instrument and a “projected payment schedule” in respect of the notes, adjusted each year to take account for the difference between the actual and the projected payments in that year, and (ii) gain with respect to a note would be treated as ordinary income.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Internal Revenue Code” and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of payments on or amounts received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

Possible Withholding Under Section 871(m) of the Internal Revenue Code. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt financial instruments issued in 2017 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our tax counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to an underlier, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding is required, we will not be required to pay additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $35 for each $1,000 note sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisers collectively a fixed selling concession of $35 for each $1,000 note they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

June 2017	PS-9

Citigroup Global Markets Holdings Inc.
3,680 Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due June 21, 2032

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing level of the underlying index and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

June 2017	PS-10

Citigroup Global Markets Holdings Inc.
3,680 Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due June 21, 2032

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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June 2017	PS-11